Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AAR CORP.:

We consent to the incorporation by reference in Registration Statement Nos. 333-122111, 333-112654, 33-19767, 333-102416, 333-81790, 333-54178, 333-95433, 333-71067, 333-44693, 333-38671, 33-26783, 33-38042, 33-43839, 33-58456, 33-56023, 33-57753, 333-15327, 333-22175, 333-26093, 333-00205, 002-89735 and 002-95635 on Form S-8 and in Registration Statement Nos. 333-133692, 333-114855 and 333-52853 on Form S-3 of AAR CORP. of our reports dated July 19, 2007 relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended May 31, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2007 and the effectiveness of internal control over financial reporting as of May 31, 2007, which reports appear in the May 31, 2007 annual report on Form 10-K of AAR CORP.

Our report dated July 19, 2007 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of May 31, 2007 contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s consolidated subsidiaries except for Brown International Corporation (Brown), a business acquired by the Company on April 2, 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over the financial reporting of Brown.

Chicago, Illinois

July 19, 2007